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                                                         EXHIBIT 4.1.4

          FOURTH AMENDMENT TO STOCKHOLDER RIGHTS PLAN AGREEMENT


     This Fourth Amendment to the STOCKHOLDER RIGHTS PLAN AGREEMENT, dated as of March 2, 1987, as amended as of August 31, 1987, November 28, 1988 and September 6, 1989 (the "Rights Agreement"), between Albertson's, Inc. a Delaware corporation (the "Company") and Chemical Trust Company of California as Rights Agent (the "Rights Agent") is dated as of September 6, 1994.

     WHEREAS, the Rights Agreement specifies the terms of the Rights (as defined therein);

     WHEREAS, on May 25, 1990, the Company declared a two-for-one stock split on its common stock, par value $1.00 per share, in the form of a 100% stock dividend (collectively referred to with the stock split described in the paragraph below as the "Stock Splits") which, pursuant to the provisions of Section 11 of the Rights Agreement, caused certain adjustments to occur under the Rights Agreement, including, among others, a change in the Purchase Price (as defined in the Rights Agreement) from $130.00 per share to $65.00 per share;

     WHEREAS, on November 27, 1991, Chemical Trust Company of California was appointed the Rights Agent in connection with is appointment as Transfer Agent for the Company;

     WHEREAS, on August 30, 1993, the Company declared a two-for-one stock split on its common stock, par value $1.00 per share, in the form of a 100% stock dividend (collectively referred to with the stock split described in the paragraph above as the "Stock Splits") which, pursuant to the provisions of Section 11 of the Rights Agreement, caused certain adjustments to occur under the Rights Agreement, including, among others, a change in the Purchase Price (as defined in the Rights Agreement) from $65.00 per share to $32.50 per share;

     WHEREAS, the Company and the Rights Agent desire to effect this fourth amendment (the "Fourth Amendment") to the Rights Agreement in accordance with Section 27 of the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Fourth Amendment, the parties hereby agree as follows:

     1. Section 7(b) of the Rights Agreement is hereby amended in its entirety to read as follows:

     (b) From and after September 6, 1994, the Purchase Price for each share of Common Stock pursuant to the exercise of a Right shall be $60.00, shall be subject to adjustment from time to time as provided in Section 11 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

     2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     3. Chemical Trust Company of California agrees to faithfully perform the duties of the Rights Agent under the Rights Agreement.

     4. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

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     5.  This Fourth Amendment may be executed in one or more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of September 6, 1994.

                              ALBERTSON'S, INC.



                              By:  THOMAS R. SALDIN
                                 Name:  Thomas R. Saldin
                                 Title: Executive Vice President
                                        Administration & General Counsel


                              CHEMICAL TRUST COMPANY OF CALIFORNIA



                              By:  ASA DREW
                                 Name:   Asa Drew
                                 Title:  Assistant Vice President